Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ACQUIRES BRAZILIAN AGRICULTURAL DISTRIBUTOR

Well-established platform for expanded market access

Newport Beach, CA – January 10, 2019 – American Vanguard Corporation (NYSE:AVD), today announced the acquisition of two affiliated Brazilian limited liability companies, Agrovant and Defensive. Founded in 2000, these combined businesses have become a rapidly growing supplier of crop protection products and micronutrients with annual sales of approximately $20 million and a primary focus on the fruit and vegetable market segments. Financial terms of this transaction are not being disclosed.

Eric Wintemute, Chairman and CEO of American Vanguard commented, “Our acquisition of Agrovant and Defensive expands our access to the Brazilian agricultural sector, which at approximately $9 billion ranks as the largest crop protection market in the world. This distribution franchise located in the province of Sao Paulo consists of 35 full-time employees complemented by a group of experienced commissioned sales agents. Company management has been highly successful at driving significant revenue and earnings growth, while maintaining excellent control of working capital, credit risk, and debt financing.”

Mr. Wintemute continued, “Similar to our expansion in Central America following the acquisition of Grupo AgriCenter in late 2017, this transaction provides American Vanguard with a solid platform for marketing AMVAC products, distributing products from third-party manufacturers, and providing support for the introduction of SIMPAS™ prescription planting systems in South America. In addition to Agrovant/Defensive’s existing strong position in fruits & vegetables, the company will continue its penetration of the extensive Brazilian soybean market. We also expect expanded involvement in the corn, cotton and sugar cane segments as well as the high-margin, fast-growing $2 billion micronutrients market.”

Mr. Wintemute concluded, “We will have the benefit of continued leadership from Mr. John Redfern, the current CEO of Agrovant/Defensive, who will remain directly involved in the business through 2021. By combining this excellent distribution franchise with AMVAC’s portfolio of products and equipment systems, we have created a very dynamic participant in the Brazilian agricultural marketplace and a significant contributor to the overall growth of American Vanguard’s international business.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com